Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements listed below of Marathon Oil Corporation of our report dated February 22, 2018 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.

Form S-3ASR:	Relating to:
Reg. No	333-215733	Marathon Oil Corporation Debt Securities, Common Stock, Preferred Stock, Warrants and Stock Purchase Contracts/Units

Form S-8:	Relating to:

Reg. No.	33-56828	Marathon Oil Company Thrift Plan
	333-29709	Marathon Oil Company Thrift Plan
	333-104910	Marathon Oil Corporation 2003 Incentive Compensation Plan
	333-143010	Marathon Oil Corporation 2007 Incentive Compensation Plan
	333-181301	Marathon Oil Corporation 2012 Incentive Compensation Plan
	333-211611	Marathon Oil Corporation 2016 Incentive Compensation Plan

/s/PricewaterhouseCoopers LLP
Houston, Texas
February 22, 2018